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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       SPELLING ENTERTAINMENT GROUP INC.

                                       AT

                              $9.75 NET PER SHARE

                                       BY

                             VSEG ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                           VIACOM INTERNATIONAL INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  VIACOM INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   May 21, 1999

 To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     VSEG Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Viacom International Inc., a Delaware corporation ("Parent"), has offered to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Spelling Entertainment Group Inc., a Delaware corporation (the "Company"), at a price of $9.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE NOT BEING ANY STATUTE, RULE OR REGULATION OR ANY DECREE, ORDER OR INJUNCTION PROMULGATED, ENACTED, ENTERED OR ENFORCED BY ANY UNITED STATES FEDERAL OR STATE GOVERNMENT, OR OTHER GOVERNMENTAL ENTITY WHICH WOULD (I) MAKE THE ACQUISITION BY PURCHASER OF A MATERIAL PORTION OF THE SHARES ILLEGAL OR (II) OTHERWISE PROHIBIT OR RESTRICT CONSUMMATION OF THE OFFER OR THE MERGER.

     Enclosed for your information and use are copies of the following documents:

         1.  Offer to Purchase, dated May 21, 1999;

         2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

         4. A letter to stockholders of the Company from Sumner Redstone, Chairman of the Board of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;
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         5.  A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         7.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after the expiration of the Offer and after timely receipt by the Depositary of (i) certificates evidencing such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's message and (iii) any other required documents.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot deliver those certificates and all other required documents or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Company Inc. (the "Information Agent") at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          VSEG ACQUISITION INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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